UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2015

BioLargo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 W. Garry Ave., Santa Ana, CA	92704
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 643-9540

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

On September 30, 2015, BioLargo, Inc. (the “Company”) and its Chief Financial Officer Charles K. Dargan, II, (by and through CFO 911 Corporation), formally agreed to extend the engagement agreement dated February 1, 2008 (the “Engagement Agreement”, which had been previously extended multiple times), pursuant to which Mr. Dargan has been serving as the Company’s Chief Financial Officer. The Engagement Extension Agreement dated as of September 30, 2015 (the “Engagement Extension Agreement”) provides for an additional term to expire September 30, 2016 (the “Extended Term”), and is retroactively effective to February 1, 2015. During the Extended Term, Mr. Dargan shall be compensated through the issuance of an option to purchase 300,000 shares of the Company’s common stock, at a strike price of $0.57 per share, to expire September 30, 2025, and to vest over the term of the engagement with 120,000 shares vested as of September 30, 2015, and the remaining shares to vest monthly beginning October 1, 2015, and each month thereafter, 15,000 each month, provided that the Engagement Extension Agreement has not been terminated prior to each vesting date.

All other provisions of the Engagement Agreement not expressly amended pursuant to the Engagement Extension Agreement remain the same, including provisions regarding indemnification and arbitration of disputes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

2015 Unit Offering

 On January 15, 2015, we commenced a $5,000,000 private securities offering of “units”, each Unit consisting of a convertible promissory note and Series A stock purchase warrant. The price and availability of the Units are set forth in a “Pricing Supplement” issued from time-to-time. The offering is subject to an over-allotment of 20%, or an additional $1,000,000 in Units, for an aggregate total of $6,000,000, and is known as the Company’s “2015 Unit Offering.” The Company has the right to register the common shares underlying the notes and warrants (“Shares”) with the Securities and Exchange Commission, and the obligation to register the Shares in the event it raises $3,000,000 of gross proceeds.

Purchasers of the Units will receive an unsecured convertible promissory note bearing interest at the rate of 12% per annum on the amount invested. Any interest due will be paid quarterly in arrears in cash or shares of common stock. If paid by the issuance of common stock, interest is paid at a conversion price equal to the average closing price of the Company’s common stock over the 20 trading days prior to the interest payment due date. The principal amount of the note may be paid by the issuance of shares of common stock, or cash, upon maturity at the Company’s election. When paid in shares, the number of shares to be issued shall be calculated by dividing the principal amount invested by the Unit price, as it is established at the time of the original investment by the applicable Pricing Supplement. Notes may be converted at any time by the investor, at maturity by the Company, or by the Company prior to maturity, so long as all of the following conditions are met: (i) the Shares issued as payment are registered with the SEC, (ii) the Company’s common stock closes for ten consecutive trading days at or above three times the Unit price. Notes mature on June 1, 2018.

Each Series A warrant allows for the purchase of the number of common shares equal to the investment amount divided by the Unit price, (e.g., one warrant share for each share of common stock which the investor is eligible to receive through conversion of his original convertible note) and, the warrant will have an exercise price as set forth in the Pricing Supplement. Each Series A warrant expires June 1, 2020. The Company may “call” the Series A warrant, requiring the investor to exercise the warrant within 30 days or forever lose the rights to do so, only if the following conditions have been met: (i) the underlying Shares are registered with the SEC, and (ii) the Company’s common stock closes for 10 consecutive trading days at or above two times the exercise price.

On September 28, 2015, the Company closed the second Pricing Supplement issued in the 2015 Unit Offering. Units were priced at $0.25, and the Series A Warrants were issued at an exercise price of $0.40 per share. Gross proceeds of $1,100,000 were received from 15 investors through Pricing Supplement No. 2.

Item 8.01 Other Events.

On September 30, 2015, the holders of the December 2014 and January 2015 promissory notes, due in December 2015 and January 2016, converted those notes, as was their option according to the terms of the notes, into convertible promissory notes and “Series A” stock purchase warrants identical to the notes and warrants issued to the investors in the 2015 Unit Offering. The notes are convertible under the same terms as the 2015 Unit Offering notes, at $0.25, and the Series A warrants are exercisable at $0.40 per share. In total, $256,300 in principal amount plus interest was paid, and $273,976 in new convertible notes were issued. No further December 2014 / January 2015 notes remain outstanding.

Item 9.01 Financial Statements and Exhibits

4.1	Option to purchase common stock issued to Charles K. Dargan dated September 29, 2015
4.2	Form of Convertible Promissory Note issued in 2015 Unit Offering (1)
4.2	Form of Series A Stock Purchase Warrant issued in 2015 Unit Offering (1)
10.1†	Engagement Extension Agreement dated as of September 29, 2015 between BioLargo, Inc. and CFO 911 Corporation.

(1)	Incorporated herein by reference from the Form 10-K filed by the Company for the year ended December 31, 2014
†	Management contract or compensatory plan, contract or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2015	BIOLARGO, INC.

	By:	/s/ Dennis P. Calvert
Dennis P. Calvert
President and Chief Executive Officer